Exhibit 23.5

Consent of Independent Auditors

The consolidated financial statements of CBOA Financial, Inc. and Subsidiary as of December 31, 2022 and 2021 and for the years then ended, included in the General Section of the Form S‐4 Amendment No. 2 for Bancorp 34, Inc., have been audited by Eide Bailly LLP, independent auditors, as stated in our report appearing herein.

We consent to the inclusion in the General Section of the Form S‐4 for Bancorp 34, Inc. of our report, dated March 7, 2023, on our audit of the consolidated financial statements of CBOA Financial, Inc. and Subsidiary.

Phoenix, Arizona

November 6, 2023

What inspires you, inspires us. | eidebailly.com

2355 E. Camelback Rd., Ste. 900 | Phoenix, AZ 85016-9065 | T 480.315.1040 | F 480.315.1041 | EOE